Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS FIRST QUARTER RESULTS

CHICAGO, May 3, 2012 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the first quarter of 2012.

First Quarter Highlights
•
Sales for the first quarter of 2012 increased 9% sequentially to $160.6 million but declined 4% compared to the first quarter of 2011.  The electronics inventory correction was primarily responsible for the year-over-year decline, while all businesses contributed to the sequential improvement.

•
Diluted earnings per share for the first quarter of 2012 were $0.81. This exceeded the company’s first quarter guidance of $0.68 to $0.78, but was below first quarter 2011 diluted earnings of $0.96 per share due primarily to lower sales and the effects of a weaker euro.

•	Sales and order trends by business unit were as follows:
o
Electronics sales declined 12% year over year primarily due to inventory swings in the supply chain.  In the first quarter of 2011, distributors were building inventories and in the most recent quarter, distributors were reducing inventories. Electronics sales in the first quarter of 2012 increased 6% sequentially as the effects of the inventory correction subsided as the quarter progressed.

o
Automotive sales increased 15% sequentially but declined 2% compared to a strong first quarter of 2011.  The year-over-year decline was due to one-time aftermarket sales in the first quarter of 2011 and a weaker euro partially offset by increased Cole Hersee sales.

o	Electrical sales increased 19% year over year due to continued strong growth in relays and custom products. Excluding Selco (acquired in August 2011), electrical sales increased 13% year-over-year.
o	The electronics book-to-bill ratio for the first quarter of 2012 improved to 1.16 from 0.96 for the fourth quarter of 2011.

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•
Cash provided by operating activities was $7.9 million for the first quarter of 2012 compared to $13.7 million for the first quarter of 2011 primarily due to a $5.0 million contribution to the U.S. pension plan.  Capital expenditures for the first quarter of 2012 were $3.2 million compared to $4.6 million for the first quarter of 2011.

•
In April, the company made an additional $10.0 million investment in Shocking Technologies, a start-up company that manufactures specialty polymer materials which are embedded in printed circuit boards to provide electrostatic discharge protection.  Littelfuse has now invested $16.0 million in Shocking Technologies for an ownership stake of approximately 18%.

•	The previous share repurchase authorization expired on April 30, 2012 and was replaced with a one million share repurchase authorization effective through April 2013.

“The first quarter showed improvements in all key areas compared to the fourth quarter,” said Gordon Hunter, Chief Executive Officer.  “Sales were higher for all three businesses and margins increased consistent with these higher sales levels.  It appears that the electronics inventory correction is now behind us as evidenced by further reductions in distributor inventories, increasing shipments to distributors and a strong book-to-bill ratio.”

Outlook
•	Sales for the second quarter of 2012 are expected to be in the range of $168 to $178 million which represents 5% to 11% sequential growth.
•	Earnings for the second quarter of 2012 are expected to be in the range of $0.94 to $1.04 per diluted share.
•
Although capital expenditures were only $3.2 million in the first quarter of 2012, they are expected to increase over the next three quarters due to building expansions in support of growth initiatives at the company’s manufacturing sites in Canada, the Philippines and Mexico.  Capital expenditures for the  2012 year are expected to be in the range of $30 to $35 million.

Dividend
The company will pay a cash dividend of $0.18 per common share on June 4, 2012 to shareholders of record at the close of business on May 21, 2012.

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Conference Call Webcast Information
Littelfuse will host a conference call today, Thursday, May 3, 2012 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the first quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through June 30, 2012 and can be accessed through the Web site listed above.

About Littelfuse
 Founded in 1927, Littelfuse, Inc., the worldwide leader in circuit protection, offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 30 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic Switch and Control Devices for commercial and specialty vehicles, as well as underground Power Distribution Centers for safe control and distribution of electricity in mining operations.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and in the company’s Form 10-Q for the fiscal quarter ended March 31, 2012. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended December 31, 2011.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	First Quarter
	2012	2011	% Change

Business Unit
Electronics	$77.1	$87.4	(12%)
Automotive	52.6	53.9	(2%)
Electrical	30.9	25.9	19%

Total	$160.6	$167.2	(4%)

	First Quarter
	2012	2011	% Change

Geography
Americas	$74.0	$70.8	5%
Europe	27.8	32.6	(15%)
Asia-Pacific	58.8	63.8	(8%)

Total	$160.6	$167.2	(4%)

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$178,692	$164,016
Short-term investments	19,022	13,997
Accounts receivable, less allowances	106,985	92,088
Inventories	77,729	75,575
Deferred income taxes	12,815	11,895
Prepaid expenses and other current assets	14,797	14,219
Assets held for sale	6,658	6,592
Total current assets	416,698	378,382
Property, plant and equipment:
Land	5,075	4,888
Buildings	53,577	52,730
Equipment	285,711	281,521
	344,363	339,139
Accumulated depreciation	(227,704)	(220,255)
Net property, plant and equipment	116,659	118,884
Intangible assets, net of amortization:
Patents, licenses and software	10,500	10,753
Distribution network	18,998	19,307
Customer lists, trademarks and tradenames	14,505	14,523
Goodwill	116,693	115,697
	160,696	160,280
Investments	16,918	14,867
Deferred income taxes	3,761	4,191
Other assets	1,852	1,820
Total assets	$716,584	$678,424

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$28,650	$19,934
Accrued payroll	15,534	23,048
Accrued expenses	8,772	8,861
Accrued severance	1,743	1,843
Accrued income taxes	13,214	10,591
Current portion of long-term debt	96,500	85,000
Total current liabilities	164,413	149,277

Long-term debt, less current portion	-	-
Accrued post-retirement benefits	10,544	15,292
Other long-term liabilities	12,270	12,752
Total equity	529,357	501,103
Total liabilities and equity	$716,584	$678,424

Common shares issued and outstanding of 21,668,819 and 21,552,529 at March 31, 2012 and December 31, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Comprehensive Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended

	March 31, 2012	April 2, 2011

Net sales	$160,578	$167,160

Cost of sales	99,716	102,457

Gross profit	60,862	64,703

Selling, general and administrative expenses	28,409	27,395
Research and development expenses	5,161	4,795
Amortization of intangibles	1,468	1,595
	35,038	33,785

Operating income	25,824	30,918

Interest expense	423	336
Other expense (income), net	101	(26)

Income before income taxes	25,300	30,608
Income taxes	7,411	9,030

Net income	$17,889	$21,578

Net income per share:
Basic	$0.83	$0.98
Diluted	$0.81	$0.96

Weighted average shares and equivalent shares
outstanding:
Basic	21,608	21,878
Diluted	21,929	22,328

Diluted Net Income Per Share
Net income as reported	$17,889	$21,578
Less: income allocated to participating securities	(50)	(102)
Net income available to common shareholders	$17,839	$21,476

Weighted average shares adjusted for dilutive securities	21,929	22,328

Diluted net income per share	$0.81	$0.96

Comprehensive income	$27,031	$32,885

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Three Months Ended
	March 31, 2012	April 2, 2011

OPERATING ACTIVITIES:
Net income	$17,889	$21,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,481	5,995
Amortization of intangibles	1,468	1,595
Non-cash inventory charge*	205	3,678
Stock-based compensation	1,365	1,182
Excess tax benefit on stock-based compensation	(475)	(975)
Loss (gain) on sale of assets	7	(167)
Changes in operating assets and liabilities:
Accounts receivable	(14,017)	(11,279)
Inventories	(1,713)	675
Accounts payable	8,552	3,904
Accrued expenses (including post retirement)	(5,543)	(557)
Accrued payroll and severance	(7,728)	(10,124)
Accrued taxes	1,474	771
Prepaid expenses and other	(101)	(2,559)
Net cash provided by operating activities	7,864	13,717

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(3,244)	(4,614)
Purchase of short-term investments	(4,616)	-
Proceeds from sale of assets	21	167
Net cash used in investing activities	(7,839)	(4,447)

FINANCING ACTIVITIES:
Proceeds from debt	17,000	15,000
Payments of term debt	-	(2,000)
Payments of revolving credit facility	(5,500)	(12,000)
Cash dividends paid	(3,888)	(3,284)
Proceeds from exercise of stock options	4,217	9,998
Excess tax benefit on stock-based compensation	475	975
Net cash provided by financing activities	12,304	8,689

Effect of exchange rate changes on cash and cash equivalents	2,347	3,854

Increase in cash and cash equivalents	14,676	21,813
Cash and cash equivalents at beginning of period	164,016	109,720
Cash and cash equivalents at end of period	$178,692	$131,533

* Purchase accounting adjustment related to acquisitions.